Ex. 99.1 Press Release

PRESS RELEASE

Contact:

Matthew Jones

Chief Financial Officer

Convera Corporation

703 761 3700

mjones@convera.com

CONVERA CORPORATION APPROVES PLAN OF DISTRIBUTION AND FINAL LIQUIDATION DISTRIBUTION PAYMENT AMOUNT

VIENNA, VA – March 22, 2011 – Convera Corporation (OTC US: CNVR) (“the Company” or “Convera”) today approved a Plan of Distribution and announced information regarding a contemplated final liquidating distribution to its shareholders in accordance with the Plan of Distribution.

As previously announced, the Convera board of directors declared an initial cash distribution $0.10 per share, payable to each shareholder of record as of the close of business on the record date, February 8, 2010, for each share of Convera common stock held as of such date.  On the same date, Convera filed a Certificate of Dissolution with the Delaware Secretary of State, in accordance with its previously announced Plan of Dissolution.  Convera paid the initial distribution to its shareholders on February 16, 2010.

Convera’s board of directors today approved a Plan of Distribution which provides for a final liquidating distribution to the holders of Convera’s Class A Common Stock of $0.05 per share and a pro-rata distribution of whole shares of Common Stock of Vertical Search Works, Inc. plus cash for fractional shares of Vertical Search Works, Inc. (collectively, the “Liquidating Distribution”), payable to each shareholder of record as of the close of business on the record date, February 8, 2010.  It is expected that the stock distribution will result in a Convera stockholder receiving one share of Vertical Search Works, Inc. common stock for each 83 shares of Class A Common Stock of Convera.   A letter of transmittal will be sent to all stockholders of Convera as of the record date, requesting that the stockholders return their stock certificates for Class A Common Stock of Convera in exchange for the cash distribution and stock certificates representing their pro rata distribution of Common Stock in Vertical Search Works, Inc.  It is expected that this letter of transmittal will be sent to Convera stockholders of record during the first week of April   Insofar as this is the final liquidation distribution to Convera stockholders, Convera stockholders should expect no additional distributions.   The Company will seek to terminate immediately the registration of its Class A Common Stock under the Securities Exchange Act of 1934.

The Plan of Distribution provides for a contingency reserve to satisfy claims of current or potential creditors of the Company.

Additional information regarding the Convera’s Plan of Dissolution and liquidation, the tax treatment thereof and the previously announced Firstlight merger is available on Form 14-A, filed with the Securities and Exchange Commission on December 31, 2009 and mailed to shareholders on January 8, 2010 and can be found on the EDGAR system of the Securities and Exchange Commission (www.sec.gov).

Vertical Search Works is an internet search provider that helps publishers operating online in vertical markets attract and retain its user base though search and provides  advertisements that are semantically matched to the content on the site to increase click through revenues on the site. Vertical Search Works was formed through the merger of Convera’s online search business and Firstlight ERA on February 9, 2010.